Exhibit 99.1

FOR IMMEDIATE RELEASE

CUBIST PHARMACEUTICALS REPORTS 2010

FOURTH QUARTER AND FULL YEAR EARNINGS

•    Full Year Operating Income grew 38% over previous year

•    Full Year Non-GAAP Diluted Net Income of $2.51 Per Share,

up 22 cents over previous year

•    Full Year GAAP Diluted Net Income of $1.55 Per Share,

up 19 cents over previous year

Lexington, Mass., January 20, 2011 — Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) today announced results for the fourth quarter and year ended December 31, 2010. The Earnings’ Conference Call & Webcast will be held today (with slides) at 5:00 p.m. ET (details below).

Full year GAAP net income was $94.3 million (unaudited), or $1.60 and $1.55 per basic and diluted share, respectively, as compared to net income of $79.6 million, or $1.38 and $1.36 per basic and diluted share, respectively, for 2009. Cubist’s non-GAAP net income for full year 2010 increased $21.7 million as compared to 2009 to $173.1 million, or $2.94 and $2.51 per basic and diluted share, respectively.

Fourth quarter GAAP net income was $14.6 million (unaudited), or $0.25 and $0.24 per basic and diluted share, respectively, which reflects a $17.8 million loss on the repurchase of $190.8 million of Cubist’s 2.25% convertible subordinated notes in October 2010 included within Other Income (Expense). This is compared to $22.7 million (unaudited), or $0.39 and $0.38 per basic and diluted share, respectively, for the fourth quarter of 2009. Cubist’s non-GAAP net income for the fourth quarter of 2010 was $36.2 million, or $0.61 and $0.50 per basic and diluted share, respectively, as compared to $45.2 million, or $0.78 and $0.68 per basic and diluted share, respectively, for the fourth quarter of 2009.

As previously announced, total net revenues for 2010 were $636.4 million (unaudited) compared to $562.1 million in 2009. This increase in revenues was primarily attributable to Cubist’s net sales of CUBICIN in the U.S., which increased 14% to $599.6 million (unaudited) in 2010, from $524.0 million in 2009. Cubist’s share of full year 2010 international product revenues was $25.3 million (unaudited), which represents an increase of $11.6 million from full year 2009 international product revenues. Additionally, full year 2010 total net revenues includes $8.5 million (unaudited) of service revenues relating to Cubist’s exclusive agreement with AstraZeneca, a decrease of 62% from 2009 service revenues due to the agreement expiring in June 2010 in accordance with its terms.  Cubist’s promotion and other activities in the U.S. with respect to AstraZeneca’s MERREM® I.V. (meropenem for injection) ended in June 2010 upon the expiration of the agreement with AstraZeneca.

Also, total net revenues for the fourth quarter were $161.8 million (unaudited) compared to $166.7 million in the same period in 2009. This decrease is attributable largely to the ending Cubist’s exclusive agreement with AstraZeneca.

65 Hayden Avenue, Lexington, MA 02421  P 781.860.8660  F 781.861.0566  www.cubist.com

As of December 31, 2010, Cubist had $909.9 million in cash, cash equivalents and investments. The total number of Cubist’s common shares outstanding as of December 31, 2010 was 59,344,957.

Michael Bonney, President and CEO of Cubist, said, “2011 is a pivotal year for Cubist. The strong numbers we just reported for 2010 add to our already solid financial position and proven operational excellence, providing a strong foundation as we advance our clinical pipeline of novel therapies in development to treat serious infections in acutely ill patients.”

Pipeline Update

As Cubist begins 2011, its advancing clinical pipeline includes the following:

CXA-201 is the combination of a novel cephalosporin (CXA-101) with the beta-lactamase inhibitor tazobactam. This IV antibiotic is being developed by Cubist as a first-line intravenous therapy for the treatment of serious Gram-negative bacterial infections in the hospital, including those caused by multi-drug resistant Pseudomonas aeruginosa.

Enrollment is proceeding on schedule for completion of a Phase 2 study with CXA-201 in patients with complicated intra-abdominal infections (cIAI) in the second half of 2011. This multicenter, double-blind, randomized, study will compare the safety and efficacy of intravenous CXA-201 with the active comparator meropenem in patients with cIAI. This international study is expected to enroll 120 patients, and, assuming positive results, Cubist expects to have an End-of-Phase 2 meeting with regulators in the second half of 2011. Our objective is to initiate Phase 3 trials in cUTI and cIAI by year end 2011. Cubist also has enrollment underway for a Phase 1 Epithelial Lining Fluid (ELF) study, which will provide important input for the design of planned CXA-201 registration trials in nosocomial pneumonia (NP). Cubist expects to initiate Phase 3 Trials in NP in 2012.

CB-183,315 is a rapidly cidal lipopetide being developed by Cubist as an oral antibacterial agent to treat patients with a severe and sometimes life-threatening diarrhea caused by Clostridium difficile known as C. difficile-associated diarrhea, or CDAD.

Enrollment is underway and proceeding on schedule in a Phase 2 study of CB-183,315, which emerged from Cubist’s internal research efforts. The trial is a randomized, double-blind, active-controlled, dose-ranging study investigating the safety and relative efficacy of CB-183,315 to Vancocin® as the active comparator. The study is expected to enroll more than 200 subjects at 28 sites in the United States and Canada. Cubist expects to have data from the Phase 2 study to share in the second half of 2011.

Use of Non-GAAP Financial Measures

Non-GAAP net income and non-GAAP net income per share exclude non-operational activities.  As a result, Cubist uses these measures to assess and analyze its operational results and trends and to make financial and operational decisions. Cubist also believes these non-GAAP financial measures are useful to investors because they provide greater transparency regarding Cubist’s operating performance. These non-GAAP financial measures should not be considered an alternative to measurements required by GAAP, such as net income and net income per share, and should not be considered measures of Cubist’s liquidity. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. A reconciliation between non-GAAP financial measures and GAAP financial measures is included in the tables accompanying this press release after the unaudited condensed consolidated financial statements.

******************CONFERENCE CALL & WEBCAST INFORMATION******************

Cubist will host a conference call and live audio webcast to discuss both its fourth quarter and full year 2010 financial results, business activities and financial outlook.

WHEN: Thursday, January 20, 2011 at 5:00 p.m. ET

LIVE DOMESTIC & CANADA CALL-IN: 877-407-8289

LIVE INTERNATIONAL CALL-IN: 201-689-8341

24-HOUR REPLAY DOMESTIC & CANADA: 877-660-6853

24-HOUR REPLAY INTERNATIONAL: 201-612-7415

REPLAY PASSCODES (BOTH REQUIRED FOR PLAYBACK):

ACCOUNT #: 351 CONFERENCE ID #: 340955

CALL WILL ALSO BE BROADCAST LIVE, LISTEN ONLY, VIA THE WEB AT:

www.cubist.com

Replay will be available for 30 days via the Internet at www.cubist.com

*********************************************************************************

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a class of anti-infectives called lipopeptides. The Cubist clinical product pipeline currently consists of a Phase 2 program focused on the development of a novel cephalosporin to address certain serious infections caused by multi-drug resistant (MDR) Gram-negative organisms; and a Phase 2 program for the treatment of CDAD (Clostridium difficile-associated diarrhea). Cubist is also working on several pre-clinical programs being developed to address areas of significant medical needs. These include therapies to treat various serious bacterial infections and agents to treat acute pain. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist Safe Harbor Statement

This press release contains forward-looking statements regarding our pipeline programs. There are many factors that could cause actual results to differ materially from those in these forward-looking statements. These factors include the following: our ability to successfully develop our pipeline product candidates; whether the FDA accepts proposed clinical trial protocols in a timely manner for studies of our drug candidates that we seek to advance in or enter into clinical trials; our ability to secure adequate supplies of our drug candidates for use in clinical trials; our ability to conduct successful clinical trials in a timely manner; legislative and policy changes in the United States and other jurisdictions where our products are sold that may affect the ease of getting a new product or a new indication approved; our dependence upon collaborations with our partners and our partners’ ability to execute on development and regulatory expectations; our ability, and our partners’ ability, to protect the proprietary technologies and intellectual property related to our product candidates; and a variety of risks common to our industry, including ongoing regulatory review, public and investment community perception of the industry, legislative or regulatory changes, and our ability to attract and retain talented employees. Drug development involves a high degree of risk. Success in pre-clinical trials or early stage clinical trials does not mean that later stage trials will be successful.

Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent annual and quarterly reports with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings, which are incorporated in this press release by this reference.

Forward-looking statements speak only as of the date of this release, and Cubist undertakes no obligation to update or revise these statements, except as may be required by law.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

AstraZeneca and MERREM are registered trademarks of the AstraZeneca group of companies.

Contacts:
Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	(617) 520-7045
(781) 860-8533	tara.murphy@webershandwick.com
eileen.mcintyre@cubist.com

Tables to follow

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(in thousands)

	December 31,	December 31,
	2010	2009
		(as adjusted)(1)
ASSETS
Cash, cash equivalents and investments	$909,912	$496,163
Accounts receivable, net	61,197	57,827
Inventory	23,824	25,497
Property and equipment, net	82,434	68,382
Deferred tax assets, net	16,609	40,143
In-process research and development	194,000	194,000
Other assets	127,181	101,673

Total assets	$1,415,157	$983,685

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$117,011	$104,710
Deferred tax liabilities, net	82,833	36,636
Deferred revenue	23,223	20,891
Contingent consideration	86,497	101,600
Debt and other long-term liabilities, net	442,170	249,205
Total liabilities	751,734	513,042

Total stockholders’ equity	663,423	470,643

Total liabilities and stockholders’ equity	$1,415,157	$983,685

(1) The Company finalized its purchase price accounting in December 2010, related to the December 2009 acquisition of Calixa Therapeutics Inc.  As a result, the historical balance sheet presented within this release reflects the final purchase price adjustments.

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

(in thousands, except share and per share data)

	Three months ended			Twelve months ended
	December 31,			December 31,
	2010	2009		2010		2009

Revenues:
U.S. product revenues, net	$154,857	$147,792		$599,601		$523,972
International product revenues	6,333	4,882		25,316		13,759
Service revenues	—	13,500		8,500		22,550
Other revenues	615	547		3,041		1,863
Total revenues, net	161,805	166,721		636,458		562,144

Costs and expenses:
Cost of product revenues	35,587	33,560		140,765		116,889
Research and development	41,870	52,135		157,854		170,575
Contingent consideration	1,108	—		4,897		—
Sales and marketing	22,036	22,182		85,502		82,202
General and administrative	14,804	18,272		57,841		54,718
Total costs and expenses	115,405	126,149		446,859		424,384

Operating income	46,400	40,572		189,599		137,760

Other income (expense), net	(23,911)	(5,365)		(35,290)		(17,857)

Income before income taxes	22,489	35,207		154,309		119,903

Provision for income taxes	7,939	12,538		59,984		40,303

Net income	$14,550	$22,669		$94,325		$79,600

Basic net income per common share	$0.25	$0.39		$1.60		$1.38
Diluted net income per common share	$0.24	$0.38	(1)	$1.55	(2)	$1.36	(1)

Shares used in calculating:
Basic net income per common share	59,312,399	57,961,354		58,795,467		57,745,724
Diluted net income per common share	60,446,845	68,559,231		62,659,632		68,382,230

(1) Includes add back of interest expense, debt issuance costs and debt discount amortization on 2.25% notes to income, net of tax effect

(2) Includes add back of interest expense, debt issuance costs and debt discount amortization on 2.50% notes to income, net of tax effect

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME - NON-GAAP

UNAUDITED

(in thousands, except share and per share data)

	Three months ended				Twelve months ended
	December 31,				December 31,
	2010		2009		2010		2009

GAAP net income	$14,550		$22,669		$94,325		$79,600

Non-cash stock-based compensation expense	4,046		4,165		15,984		14,359

Non-cash debt discount amortization	4,406		3,402		15,048		13,192

Expenses related to the acquisition of Calixa	—		7,128		—		7,128

Contingent consideration	1,108		—		4,897		—

Upfront payments related to external collaborations	—		5,000		—		25,000

Gain on auction rate securities	(343)		—		(2,652)		—

Loss on partial extinguishment of 2.25% notes	17,831		—		17,831		—

Non-cash tax expense	4,649		10,701		46,209		34,121

Income tax effect of Non-GAAP adjustments	(10,027)		(7,903)		(18,536)		(21,962)

Non-GAAP proforma net income	$36,220		$45,162		$173,106		$151,438

Non-GAAP basic net income per common share	$0.61		$0.78		$2.94		$2.62
Non-GAAP diluted net income per common share	$0.50	(1)	$0.68	(2)	$2.51	(1)	$2.29	(2)

Shares used in calculating:
Non-GAAP basic net income per common share	59,312,399		57,961,354		58,795,467		57,745,724
Non-GAAP diluted net income per common share	77,081,481		68,559,231		71,270,970		68,382,230

(1) Includes add back of interest expense and debt issuance costs on 2.25% notes and 2.50% notes to income, net of tax effect

(2) Includes add back of interest expense and debt issuance costs on 2.25% notes to income, net of tax effect